EXHIBIT 99.1

Filed by Umpqua Holdings Corporation
pursuant to Rule 425 under
the Securities Act of 1933 and
deemed filed pursuant to Rule 14a-12 under
the Securities Exchange Act of 1934
Subject Company: Western Sierra Bancorp
File No.: 333-132453

FOR IMMEDIATE RELEASE

CONTACTS
Ray Davis	Dan Sullivan
President & CEO	EVP & CFO
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4103
raydavis@umpquabank.com	dansullivan@umpquabank.com

UMPQUA HOLDINGS ANNOUNCES REGULATORY APPROVALS AND WAIVERS FOR PLANNED
TRANSACTION WITH WESTERN SIERRA BANCORP

PORTLAND, Ore. – May 3, 2006 - Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc., today announced that it has received approval of its Interagency Merger Application from the Federal Deposit Insurance Corporation and the Director of the Oregon Division of Finance and Corporate Securities with respect to the planned merger of Western Sierra Bank, Auburn Community Bank, Central California Bank and Lake Community Bank with and into Umpqua Bank. These regulatory approvals are conditioned upon expiration of a 15-day waiting period, which commenced on April 20, 2006; shareholder approval and no material changes affecting the parties prior to closing.

In addition, the Federal Reserve Bank of San Francisco has notified the company that the proposed transaction under which Western Sierra Bancorp would merge with and into Umpqua Holdings Corporation may proceed without a formal bank holding company merger application and the Commissioner of the California Department of Financial Institutions has issued an order of exemption for the transaction.

The transaction remains subject to customary closing conditions, including approval by the shareholders of Umpqua Holdings Corporation and Western Sierra Bancorp at meetings that are scheduled for May 30, 2006.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 96 locations between Sacramento, Calif. and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Recently recognized as the most admired banking services company in Oregon by Oregon executives and by BusinessWeek magazine as one of the "best ideas" of 2005, Umpqua Bank continues to gain attention for its innovative customer experience. Umpqua Holdings also owns a retail brokerage subsidiary Strand, Atkinson, Williams & York, Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

This information may be deemed to be offering or solicitation materials of Umpqua Holdings Corporation and Western Sierra Bancorp in connection with the proposed acquisition of Western Sierra with and into Umpqua. Shareholders are urged to read the joint proxy statement/prospectus that is found in the registration statement on Form S-4, which Umpqua has filed with the SEC in connection with the proposed acquisition, because it contains important information about Umpqua, Western Sierra, the acquisition and related matters. The directors and executive officers of Umpqua and Western Sierra may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in each of Umpqua's and Western Sierra's most recent proxy statements filed with the SEC and the joint proxy statement/prospectus that is now on file with the SEC. All documents filed with the SEC are available for free, on the SEC web site (http://www.sec.gov), on Umpqua's web site (http://www/umpquaholdingscorp.com) and from Umpqua by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from Western Sierra by directing a request to Western Sierra Bancorp, Investor Relations, 4080 Plaza Goldorado Circle, Cameron Park, CA 95682.

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